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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. ___)1_/

                          ESSENTIAL THERAPEUTICS, INC.
            --------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            ---------------------------------------------------------
                         (Title of Class of Securities)

                                   29669A 10 8
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 24, 2001
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |   Rule 13d-1(b)
|X|   Rule 13d-1(c)
| |   Rule 13d-1(d)
-------------------
         1_/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 29669A 10 8               13G                       Page 2 of 7 Pages



--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MANUEL NAVIA
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)
                                                                         (a) | |
                                                                         (b) | |
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY


--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          The United States of America
-------------------------------- ---------- ------------------------------------
                                  5         SOLE VOTING POWER

                                            1,233,900
           NUMBER OF             ---------- ------------------------------------
            SHARES                6         SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                         -0-
             EACH                ---------- ------------------------------------
           REPORTING              7         SOLE DISPOSITIVE POWER
            PERSON
             WITH                           1,233,900
                                 ---------- ------------------------------------
                                  8         SHARED DISPOSITIVE POWER

                                            -0-
--------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,233,900
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          | |
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.4%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------- ----------------------------------------------------------------------


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CUSIP NO. 29669A 10 8               13G                       Page 3 of 7 Pages



ITEM 1(a).  NAME OF ISSUER:

            Essential Therapeutics, Inc., a Delaware corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1365 Main Street
            Waltham, MA 02451

ITEM 2(a).  NAME OF PERSON FILING:

            Manuel Navia

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1365 Main Street
            Waltham, MA 02451


ITEM 2(c).  CITIZENSHIP:

            The United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share

ITEM 2(e).  CUSIP NUMBER:

            29669A 10 8


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CUSIP NO. 29669A 10 8               13G                       Page 4 of 7 Pages



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   | |   Broker or dealer registered under Section 15 of the
                        Exchange Act;

            (b)   | |   Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   | |   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

            (d)   | |   Investment company registered under Section 8 of the
                        Investment Company Act;

            (e)   | |   An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);

            (f)   | |   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)   | |   A parent holding company or control person in accordance
                        with Rule 13d-1(b) (1)(ii)(G);

            (h)   | |   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   | |   A church plan that is excluded from the definition
                        of an investment company under Section (c)(14) of the Investment Company Act;

            (j)   | |   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP:

            (a)  Amount beneficially owned:                                     1,233,900
            (b)  Percent of class:                                              7.4%
            (c)  Number of shares as to which such person has:
                 (i)  Sole power to vote or direct the vote:                    1,233,900
                 (ii) Shared power to vote or direct the vote:                  0
                 (iii)  Sole power to dispose or direct the disposition of:     1,233,900
                 (iv) Shared power to dispose or direct the disposition of:     0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


            [  ]


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CUSIP NO. 29669A 10 8               13G                       Page 5 of 7 Pages



ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON:

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10.    CERTIFICATIONS:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 29669A 10 8               13G                       Page 6 of 7 Pages



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date:  November 5, 2001


                                          /s/ Manuel Navia
                                          ----------------------------------
                                          Name:  Manuel Navia